Date: December 17, 2023
Client Name: Ree Automotive Ltd. (the “Borrower” or the “Company”)
Company No. 514557339
Address: Kibbutz Glil-Yam, Israel
Account No. [ ] ***(the “Account”)

To: Mizrahi-Tefahot Bank Ltd. (the “Bank”)
Dear Sir/Madam,

Re: Amendment to Credit Agreement dated August 14, 2023 (the “Credit Agreement”)
We hereby set forth in writing the terms agreed upon between us in connection with the amendment to the Credit Agreement between the Bank and the Borrower, as follows:
1.The term of the credit facility shall be extended until June 30, 2025. Section 1.2 shall be amended accordingly.
2.The Bank's consent to the above as set forth in this amendment is conditional upon the fulfillment of the following conditions:
2.1.No event of default has occurred.
2.2.Receipt of your approval and signature at the end of this document, and payment of a fee to the Bank for the preparation of this document, in the amount of USD [ ]***, which will be charged to the Account on [ ]***. It is clarified that this fee does not replace the regular fees charged by the Bank.
3.We hereby confirm that the representations set forth in the Credit Agreement are also true in relation to this document.
4.For the avoidance of doubt, it is hereby clarified that, except as set forth above, there shall be no change to our obligations towards you under the Credit Agreement. The securities securing our obligations to the Bank shall continue to be in effect in all respects.
5.In the event of any conflict between the provisions of this agreement and the provisions of the Credit Documents, the provisions of this agreement shall prevail. In any other case, the provisions of this agreement and the provisions of the Credit Documents shall be considered complementary to each other.
/s/ Daniel Barel
Yours sincerely,
Ree Automotive Ltd.

6.I, the undersigned, Attorney [ ]***, acting as legal counsel for Ree Automotive Ltd., Company No. 514557339 (the “Company"), hereby confirm to Mizrahi-Tefahot Bank Ltd. (the “Bank") that the document herewith has been signed on behalf of the Company by Messrs. Daniel Barel and Daniel Barel and Yaron Zaltsman who are duly authorized to bind the Company towards the Bank in accordance with the resolutions of the Company's duly authorized organs, as required by law, and in accordance with the Company's articles of association, its bylaws, and incorporation documents. Furthermore, I confirm that there are no restrictions or impediments under any law or agreement to create, sign, or issue the document, nor to perform any of the actions set forth therein, for the benefit of the Bank, all as detailed in this document. Therefore, this document is binding
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upon the Company, enforceable by the Bank, and valid in all respects towards the Bank for any purpose or matter.
7.Date: December 17, 2023

Attorney: [ ]

We hereby confirm the above:
[ ]
Manager of the Corporations Department
Mizrahi-Tefahot Bank Ltd.
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